Exhibit 99.1

Bellicum Pharmaceuticals Reports First Quarter 2016 Financial Results

HOUSTON, TX—May 9, 2016—Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the first quarter of 2016 and provided an update on recent developments.

“We continue to make good progress advancing our stem cell transplant, CAR T and TCR programs,” said Tom Farrell, President and Chief Executive Officer of Bellicum. “Our study of lead product candidate BPX-501, an adjunct T-cell therapy in the haploidentical transplant setting, continued to yield impressive preliminary results. As of the end of the first quarter, with a median follow-up of approximately seven months, we have seen no transplant-related mortality in 49 evaluable patients at our lead European site, including 24 of 24 children with life-long genetic blood diseases who remain alive and disease-free, and 16 of 17 leukemia patients who remain in remission. We were also excited to see that two of three compassionate use relapsed/refractory AML patients treated with multiple doses of BPX-501 remain in remission 13 and 4 months post-transplant respectively.”

Continued Mr. Farrell, “We are also preparing to advance three of our next-generation CAR T and TCR product candidates into the clinic in 2016. We believe the inclusion of our proprietary cellular control switches and our novel MC co-stimulatory domains may improve the function of T-cell therapies for attacking both solid and hematologic cancers.”

PROGRAM HIGHLIGHTS

BPX-501

•
Reported new interim data from BP-004 trial, showing disease-free outcomes in pediatric patients, including those with blood cancers who had undergone T-depleted, haploidentical hematopoietic stem cell transplantation (HSCT) followed by BPX-501 donor T-cell replacement. At the 42nd Annual Meeting of the European Society for Blood and Marrow Transplantation (EBMT), preliminary outcomes of 17 pediatric leukemia patients were reviewed in an oral presentation, showing that BPX-501 cells expand in vivo and persist over time, contributing to adaptive immunity. Additionally, the relapse rate compared favorably with that of historical controls, with 16 of 17 patients in the trial showing disease-free outcomes. The median follow-up period for these patients was approximately seven months. Initial outcomes for nonmalignant patients at the same site were also reviewed, which showed that all 24 children treated remain disease-free (median follow-up period of approximately seven months), consistent with earlier results presented at the 57th Annual Meeting of the American Society of Hematology (ASH) in

December 2015. Transplant-related mortality (TRM) was 0% (0 of 49) across all patients reported.

•
Received orphan drug designation from FDA for the combination of BPX-501 genetically modified T cells and activator agent rimiducid as “replacement T-cell therapy for the treatment of immunodeficiency and Graft versus Host Disease after allogeneic hematopoietic stem cell transplant.”

•	Preparing to meet with the European Medicines Agency and U.S. FDA, with the goal of defining the path to regulatory filing and approval.

BPX-601: Preparing to initiate a Phase 1 clinical trial with BPX-601 GoCAR-T™ product candidate in mid-2016 in the initial indication of non-resectable pancreatic cancer. GoCAR-T contains Bellicum’s proprietary iMC (inducible MyD88/CD40) activation switch and is designed to treat solid tumors expressing prostate stem cell antigen (PSCA).

BPX-701: Preparing to initiate a Phase 1 clinical trial with BPX-701 high affinity T cell receptor (TCR) product candidate in mid-2016. BPX-701 incorporates the CaspaCIDe® safety switch and is designed to target malignant cells expressing the preferentially-expressed antigen in melanoma, or PRAME. Initial planned indications include Refractory or Relapsed Acute Myeloid Leukemia and Myelodysplastic Syndromes, with an additional clinical trial planned for metastatic uveal melanoma.

BPX-401: Continued to advance CIDeCAR CAR T therapy, with plans to initiate clinical development in the second half of 2016.

First Quarter 2016 Financial Results:

Bellicum reported a net loss of $15.1 million for the first quarter of 2016, compared to a net loss of $7.8 million for the first quarter of 2015. The results included non-cash, share-based compensation charges of $3.1 million and $1.5 million for the first quarter of 2016 and 2015, respectively. As of March 31, 2016, cash and investments totaled $151.8 million, compared to $150.4 million at December 31, 2015. In March 2016, we closed on a debt financing agreement that allows for borrowings of up to $30.0 million which we intend to use for the build-out of our manufacturing facilities and for general corporate purposes. We received initial net proceeds of $14.8 million on the closing date.

Research and development expenses were $11.0 million and $5.7 million for the three months ended March 31, 2016 and March 31, 2015, respectively. The $5.3 million increase in R&D expenses for the 2016 period was due to an increase in BPX-501 clinical and manufacturing costs of $2.3 million, primarily due to increased patient enrollment in our clinical trials. The higher R&D expenses were also due to an increase of $1.0 million for IND enabling activities on our product candidates, BPX-601, BPX-701 and BPX-401, plus an increase of $2.0 million of general research and development costs, which includes an increase of $1.6 million in research and development personnel costs, $0.6 million in allocated overhead costs and a decrease of $0.2 million in other costs.

General and administrative expenses were $4.3 million for the three months ended March 31, 2016 and $2.2 million for the three months ended March 31, 2015. The $2.1 million increase in G&A expenses for the 2016 period was principally due to our overall growth, including an increase of $1.4 million in costs related to personnel, of which $0.8 million was attributable to share based compensation expense, higher facility costs and increased legal, accounting and travel expenses.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rimiducid, CaspaCIDe, CIDeCAR, GoCAR-T, MC, or iMC; the effectiveness of rimiducid, CaspaCIDe, CIDeCAR, GoCAR-T, MC, or iMC, their possible range of application and potential curative effects and safety in the treatment of diseases; the timing and success of our clinical trials, including the rate and progress of enrollment in our BP-004 clinical trial and clinical trials for BPX-601, BPX-701 and BPX-401; the timing of regulatory filings for BPX-501 and for rimiducid; our research and development activities relating to BPX-501, BPX-601, BPX-701 and BPX-401; and the potential applications and effectiveness of our product candidates BPX-501, BPX-601, BPX-701 and BPX-401, including as compared to other treatment options and competitive therapies. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Condensed Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015
Current Assets:
Cash and cash equivalents	$61,790	$70,241
Investment securities, available-for-sale - short-term	46,482	23,820
Receivables and other current assets	2,629	2,829

Non-Current Assets:
Investment securities, available-for-sale, long-term	43,536	56,304
Property and equipment, net	8,731	6,882
Other assets, net	346	330
Total assets	$163,514	$160,406

Current Liabilities:
Accounts payable and other accrued liabilities	7,143	7,186
Other current liabilities	261	259

Long-Term Liabilities:
Long-term debt	14,829	—
Other liabilities, net of current portion	915	944

Total Stockholders' Equity	140,366	152,017
Total liabilities and stockholders' equity	$163,514	$160,406

BELLICUM PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Grant Revenues	$92	$107

Operating Expenses:
Research and development	10,988	5,718
General and administrative	4,284	2,197
Total operating expenses	15,272	7,915
Operating loss	(15,180)	(7,808)

Interest income, net	105	50
NET LOSS	$(15,075)	$(7,758)
Net loss attributable to common shareholders	$(15,075)	$(7,758)

Net loss per share attributable to common shareholders, basic and diluted	$(0.56)	$(0.30)

Weighted-average common shares outstanding, basic and diluted	26,882,526	26,259,392

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com